Exhibit 107

Calculation of Filing Fee Table

Schedule TO

(Form Type)

TechTarget, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$417,040,422.23(1)	0.00015310	$63,848.89(2)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$417,040,422.23
Total Fees Due for Filing			$63,848.89
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$63,848.89

(1)

Estimated solely for purposes of calculating the filing fee. The aggregate purchase price of the 0.125% Convertible Senior Notes due 2025 (the “2025 Notes”) and the 0.000% Convertible Senior Notes due 2026 (the “2026 Notes” and, together with the 2025 Notes, the “Notes”), is calculated as the sum of (a) $417,040,000, representing 100% of the principal amount of the Notes outstanding as of December 20, 2024, plus (b) $422.23, representing accrued and unpaid interest on the 2025 Notes to, but excluding, January 23, 2025, the repurchase date.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $153.10 per $1,000,000 of the value of the transaction.